ITC HOLDINGS CORP. CORPORATE ORGANIZATION CHART


ITC HOLDINGS CORP.
METC GP Holdings, Inc.
ITC Midsouth LLC *
International Transmission Company
ITC Equipment, LLC
ITC Midwest LLC
ITC Grid Development, LLC
ITC Green Power Express LLC
New York Transmission Holdings Corp. **
Michigan Transco Holdings, LLC
Michigan Electric Transmission Company, LLC
ITC Panhandle Transmission, LLC
ITC Great Plains, LLC
ITC Interconnection LLC
ITC Mid-Atlantic Development LLC
ITC Midcontinent Development LLC
Green Power Express LLC *
Green Power Express LP *
Conjunction LLC **
Empire Connection LLC **

All entities are organized in the State of Michigan, except:
* Entities organized in the State of Delaware
** Entities organized in the State of New York